                                                                      EXHIBIT 21


                    SUBSIDIARIES OF COMSTOCK RESOURCES, INC.


         Name                                State of                    Business Name
                                           Incorporation
--------------------------------------    ---------------    ------------------------------------
Comstock Oil & Gas, Inc.                   Nevada            Comstock Oil & Gas, Inc.
Comstock Oil & Gas - Louisiana, Inc.(1)    Nevada            Comstock Oil & Gas - Louisiana, Inc.
Comstock Management Corporation            Nevada            Comstock Management Corporation
Comstock Offshore, LLC (2)                 Nevada            Comstock Offshore, LLC

(1) Subsidiary of Comstock Oil & Gas, Inc.
(2) Subsidiary of Comstock Oil & Gas - Louisiana, Inc.








                                      E-59